Exhibit 10.16

LICENSE AGREEMENT

THIS AGREEMENT, effective this 23rd day of May, 2006, between Merck Eprova AG, a Swiss corporation organized and existing under the laws of Switzerland and with its principal place of business at Im Laternenacker 5, 8200 Schaffhausen, Switzerland (“EPRO”), and Spectrum Pharmaceuticals, Inc., a Delaware corporation with its principal place of business at 157 Technology Drive, Irvine, California 92688, United States (“Spectrum”). EPRO and Spectrum may hereinafter each be referred to as a Party or collectively as the Parties.

W I T N E S S E T H, That:

WHEREAS, EPRO has certain technical information and patent rights relating to the Licensed Technology (as hereinafter defined);

WHEREAS, Targent, Inc., a Delaware corporation (“Targent”) and EPRO had entered into a License Agreement regarding the Licensed Technology.

WHEREAS, Spectrum has acquired from Targent all rights and assets regarding the Licensed Technology and EPRO gives its consent to a transfer of such rights and assets from Targent to Spectrum.

WHEREAS, Spectrum desires to obtain such license under the Licensed Technology to undertake development of the Licensed Product for commercialization in the Territory in the Field of Use (all foregoing capitalized terms as hereinafter defined) after receipt of approval from the Food and Drug Administration for the Licensed Product, and to have EPRO manufacture the active pharmaceutical ingredient (“API”) of Licensed Product for Spectrum the same pursuant to the terms of a Manufacturing and Supply Agreement executed by EPRO and Spectrum as soon as practicable the terms of which shall be negotiated in good faith (the “Manufacturing and Supply Agreement”).

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, and other good and valuable consideration, the receipt of which are acknowledged by the Parties, the Parties agree as follows:

ARTICLE I - DEFINITIONS

As used in this Agreement the following terms, whether singular or plural, shall have the following meanings:

A. “Affiliate” shall mean any entity that owns or controls or is owned or controlled by a Party through ownership of more than fifty percent (50%) of the stock entitled to vote for election of directors of that Party or the maximum percentage of stock interest that a foreign investor may own, whether fifty percent or less, pursuant to the local laws, regulations or administrative orders of any country, provided the party exercises a substantial control of general policy of the company.

B. “Confidential Information” shall mean information ancillary to the Licensed Technology, as further defined in Article III.

C. “Documents” shall mean the regulatory filings made in the Territory related to the Licensed Technology, including, but not limited to, IND #32,487, NDA #’s 20-140 and 20-141 and the related orphan drug designations.

D. “Effective Date” shall mean the date indicated first above as the effective date of this Agreement.

E. “FDA” shall mean the United States Food and Drug Administration, or any successor agency thereto.

F. “Field of Use” shall mean all uses in the field of oncology.

G. “GAAP” shall mean generally accepted accounting principles in the United States or International Accounting Standards outside the United States, in each case as consistently applied by Spectrum, its Affiliates or its Sublicensees in their respective financial statements, audited if applicable.

H. “Improvements” shall mean one or more enhancements, improvements or modifications in the manufacture, formulation, ingredients, preparation, dosage, administration or packaging of a License Product or the Licensed Technology made during the term of this Agreement.

I. “IND” shall mean (i) an Investigational New Drug application as defined in the United States Food, Drug & Cosmetic Act and applicable regulations promulgated thereunder, as amended from time to time or (ii) an equivalent application or filing with the applicable regulatory authority in any country other than the United States allowing the commencement of human clinical trials.

J. “License” shall mean the license granted pursuant to Article II of this Agreement.

K. “Licensed Know-How” shall mean any technical or manufacturing information and data, methods, processes, drawings, inventions, formulas, data on safety and efficacy, patent applications, trade secrets materials, models, designs, prototypes or samples, relating to all forms (including but not limited to both the injectable and oral forms) of Levofolinic Acid as either the free acid or in any salt form, including any information, data, or other materials necessary or useful for the submission to the appropriate U.S. regulatory authorities by Spectrum to obtain the registration or approval of the Licensed Product.

L. “Licensed Patents” shall mean those patents and patent applications in existence as of the Effective Date and listed in Exhibit A, and any divisions, re-issues, continuations and continuations-in-part or their equivalents, and the foreign equivalents thereof.

M. “Licensed Product” shall mean any product in any form (including but not limited to both the injectable and oral forms) made, have made, used, sold, or otherwise disposed of:

i)	which is covered by the Licensed Technology;

ii)	the manufacture of which requires use of the Licensed Technology; or

iii)	which would, but for the License granted herein, otherwise directly infringe, contributorily infringe or induce the infringement of any of the Licensed Patents.

N. “Licensed Technology” shall mean the Licensed Patents and the Licensed Know-How of EPRO.

O. “Net Sales” shall mean with respect to any period for any country in the Territory, the gross receipts, by Spectrum (for purposes of this Article I (O), the term “Spectrum” shall include Third Parties used by Spectrum to market the Licensed Product) its Affiliates or its Sublicensees, as applicable, from unrelated third parties for sales of Licensed Product, less the following deductions if actually allowed and allocable to Licensed Product: (i) discounts, credits, rebates, allowances, adjustments, rejections, recalls, and returns for which the customer has been credited; (ii) trade, quantity, or cash discounts or rebates customary to the industry and actually allowed, given or accrued (including, but not limited to, cash, governmental and managed care rebates, hospital or other buying group charge backs, and governmental taxes in the nature of a rebate based on usage levels or sales of the Licensed Product); (iii) sales, excise, turnover, inventory, value-added, and similar taxes assessed on the sale of the Licensed Product; (iv) an allowance for actual transportation, distribution, importation, insurance and other handling fees; (v) sales, transfers or dispositions of Licensed Product for charitable, promotional (including samples), pre-clinical, clinical or regulatory purposes will be excluded from Net Sales, as will sales or transfers of Licensed Product among Spectrum and it’s Affiliates, and Sublicensees. For the avoidance of doubt, for each Licensed Product the Net Sales shall be calculated only once for the first sale of such Licensed Product by Spectrum, its Affiliate or its Sublicensees, as the case may be, to a Third Party which is neither an Affiliate or Sublicensee of Spectrum. A sale of Licensed Products by Spectrum, its Affiliate or its Sublicensees to a wholesaler, distributor or any other Third Party shall be regarded as the first sale of the Licensed Product for the purpose of calculating Net Sales. Net Sales shall not include the amount received on account of sales of a Licensed Product or of sales of a Licensed Product in a particular country for which the term of this Agreement has expired.

P. “NDA” shall mean a New Drug Application, as defined in the United States Food, Drug & Cosmetic Act and applicable regulations promulgated thereunder, as amended from time to time, to obtain approval from the FDA for commercial sale of a Licensed Product.

Q. “Regulatory Exclusivity Period” shall mean any period of data, market or other regulatory exclusivity, including any such periods listed in the FDA’s Orange Book.

R. “Sublicensee” shall mean any Third Party granted a sublicense by Spectrum of no greater scope than granted by EPRO to Spectrum, whose identity shall be disclosed confidentially by Spectrum to EPRO prior to the execution of such Sublicense. EPRO shall have the right to approve or disapprove such Sublicensee within ten (10) days after notified by Spectrum. EPRO’s approval may not be withheld unreasonably.

S. “Territory” shall mean North America (namely, the United States and its territories and protectorates, Canada and Mexico).

T. “Third Party” shall mean any person or entity other than a Party or an Affiliate or Sublicensee.

U. “University Agreement” shall mean that certain license agreement, attached hereto as Exhibit B, by and between Targent and the University of Strathclyde (the “University”), dated March 15, 2006, and subsequently assigned to Spectrum in conjunction with Spectrum’s acquisition from Targent of all of the rights and assets regarding the Licensed Technology.

V. “Valid Claim” shall mean a claim in any unexpired, issued patent (and as applicable, patents and patent applications covering Improvements) within the Licensed Patents which has not been held invalid and/or unenforceable in a decision by a court or other body of competent jurisdiction from which there is no appeal or, if appealable, from which no appeal has been taken.

ARTICLE II - GRANT OF LICENSE

A. Grant of License.

As of the Effective Date of this Agreement, EPRO hereby grants to Spectrum during the term of this Agreement and subject to the terms hereof,

(1)	an exclusive license (even as to EPRO) to use the Documents and a non-exclusive license under the Licensed Technology to develop, make, have made, use, sell and have sold a Licensed Product in the Field of Use in the Territory;

(2)	the right to grant to Sublicensees, a sublicense under the Documents and the Licensed Technology licensed by subparagraph (1) of this Article II (A) of no greater scope than the license granted hereunder to Spectrum, provided that party shall have agreed with Spectrum to be bound by the terms of this Agreement insofar as they relate to the operations of that party.

(3)	EPRO agrees not to grant any further licenses under the Documents and the Licensed Technology to Third Parties in the Field of Use in the Territory.

B. Improvements that are made by an employee, agent or consultant of Spectrum, solely or jointly with a Third Party, shall be owned by Spectrum. Improvements that are made by an employee, agent or consultant of EPRO, solely or jointly with a Third Party, shall be owned by EPRO. Improvements that are made jointly by employees, agents or consultants of Spectrum and EPRO and its employees, agents or consultants (“Joint Inventions”) shall be jointly owned by Spectrum and EPRO and treated as joint inventions under U.S. laws applicable to joint inventions. EPRO shall, and hereby does, grant Spectrum the exclusive and unrestricted right in the Field of Use in the Territory to make, have made, use, sell, have sold, import, export and license EPRO’s interest in all Joint Inventions. EPRO hereby grants to Spectrum the exclusive and unrestricted right in the Field of Use to make, have made, use, sell, have sold, import, export and license all Improvements made solely by EPRO, its employees or consultants in accordance with the provisions of the present Agreement. Spectrum hereby grants to EPRO the exclusive and unrestricted right in the Field of Use outside the Territory and/or outside the Field of Use in or outside the Territory to make, have made, use, sell, have sold, import, export and license Spectrum’s improvements and interest in all Joint Inventions, subject to the provisions of Article II (D) of this Agreement under commercially reasonable conditions to be negotiated in good faith between the parties which conditions shall be similar to those contained in this Agreement. In addition, the Parties agree to negotiate in good faith the terms of a license agreement governing EPRO’s use of such Improvements and Joint Inventions. EPRO shall, and hereby does, after Spectrum’s royalty obligations under Article V (A)(2) have expired or been terminated by Spectrum due to a breach of this Agreement by EPRO or due to the insolvency of EPRO pursuant to Article IX, grant Spectrum a perpetual, royalty-free license to use all Improvements owned by EPRO and all information, know-how and other data pertaining to all Improvements and the Joint Inventions. Spectrum shall own any trademarks associated with the Licensed Products that it creates.

C. To the extent that EPRO has granted or, during the term of this Agreement until acceptance of Phase IV data by regulatory agencies, grants, a license under the Licensed Technology to make, have made, use and sell the Licensed Product in the Field of Use outside the Territory to any Third Party, EPRO shall require such Third Party licensee(s) to promptly forward any and all safety data obtained by any such Third Party pursuant to such license to Spectrum for it to use in its Phase IV clinical trials. Spectrum will treat such data as confidential in accordance with Article III (B) herein and, upon written request by EPRO, will return such data to EPRO upon acceptance of Phase IV data by regulatory agencies.

D. EPRO shall have the right to license the Licensed Technology to a Third Party or Third Parties for use outside the Field of Use in the Territory or develop the Licensed Technology itself to market a Product for use outside the Field of Use in the Territory; provided, however, that EPRO shall first give an opportunity to Spectrum for an exclusive license under the Licensed Technology to manufacture, have manufactured, use and sell Licensed Product outside the Field of Use in the Territory using Levofolinic Acid as either the free acid or in any salt form through a right of final negotiation to be completed not later than three (3) months after the date of receipt by Spectrum of written notice from EPRO of such an opportunity. Both Parties agree to negotiate in good faith to reach such an agreement.

E. Manufacturing Information.

EPRO shall disclose all information it owns, or has the right to disclose to Spectrum to enable Spectrum to manufacture and use Licensed Products. This information shall include complete details of the manufacturing process to produce Licensed Product in finished form.

F. Non-Assert Provision.

EPRO will not,

(1)	assert any of the Licensed Patents to prevent the use or sale of the Licensed Product in the Territory by any Third Party obtaining Licensed Product from Spectrum (for purposes of this Article II (F), the term “Spectrum” shall include Third Parties used by Spectrum to market the Licensed Product), its Affiliate or by a Sublicensee; nor

(2)	assert any other patent or patent application now or hereafter controlled (in the sense of having the right to grant licenses or sublicenses) by EPRO to the Licensed Technology to prevent any party obtaining Licensed Product from Spectrum, its Affiliate or a Sublicensee from using or selling any Licensed Product.

G. EPRO shall during the initial Regulatory Exclusivity Period not introduce, market or sell in the Territory any product which would be a substitute for Leucovorin and that directly competes with a Licensed Product. Notwithstanding the foregoing, EPRO shall be able to manufacture and/or supply a product that competes with a Licensed Product to a Third Party. For the avoidance of doubt, it is acknowledged, that this paragraph shall not bind any other company of the Merck Group, to which EPRO belongs.

H. EPRO shall not take any action against the University in connection with the patents listed in Schedule A of the University Agreement the result of which causes Spectrum to lose its exclusive license to such patents.

ARTICLE III - TECHNICAL INFORMATION AND CONFIDENTIALITY

A. Information to be Transmitted.

EPRO shall, upon the Effective Date of this Agreement, deliver to Spectrum any Licensed Know-How necessary for Spectrum to fulfill its obligations pursuant to Article VI(A).

B. Confidentiality.

The terms of that certain Mutual Confidentiality Agreement by and between the Parties, dated November 1, 2005, (to the extent such Mutual Confidentiality Agreement is not inconsistent with this Agreement) shall be in addition to the provisions of this subsection. The Parties contemplate that during the course of their relationship it may be necessary to provide the other with Confidential Information to facilitate the performance of their obligations pursuant to this Agreement. Confidential Information received from the disclosing Party which is in writing and identified as confidential or, if disclosed orally, is summarized in writing and designated confidential, shall be maintained in confidence and that reasonable and prudent practices shall be followed to maintain the information in confidence including, where necessary, obtaining written confidentiality agreements from employees not already bound by such agreements who have access to the Confidential Information. Confidential Information shall be used by a Party only for the purpose of and in connection with its performance under this Agreement. The obligation to maintain information in confidence shall survive this Agreement or termination thereof for any reason for a period of seven (7) years thereafter. However, the obligations of nondisclosure and limited use shall not apply to information which can be shown by written documentation:

i.	to have been publicly known prior to disclosure by the disclosing Party to the receiving Party; or

ii.	to have been known or available to the receiving Party prior to disclosure by the disclosing Party as shown by its prior written records; or

iii.	to have become publicly known, without fault on part of the receiving Party, subsequent to disclosure by the disclosing Party; or

iv.	to have been received by the receiving Party from a Third Party legally having possession of the information without obligations of confidentiality; or

v.	to have been independently developed by or for the receiving Party without reliance on information received from the disclosing Party; or

vi.	to be required to be disclosed pursuant to order of any court or governmental agency having jurisdiction thereof after notice to the disclosing Party sufficient to afford it an opportunity to intervene in the proceeding where disclosure is required.

Confidential Information shall not be deemed to be within the foregoing exceptions merely because it is embraced within broader or general disclosures known to the public or the recipient Party, and any combination of features shall not be deemed to be within the foregoing exceptions merely because individual features are known to the public or to the recipient unless the whole combination of features and its principle of operation are known.

ARTICLE IV - REPRESENTATIONS, WARRANTIES AND INDEMNIFICATION

A. Mutual Representations. Each of the Parties represents and warrants that:

(a)	It is a corporation or entity duly organized and validly existing under the laws of the state or other jurisdiction of its incorporation or formation.

(b)	The execution, delivery and performance of this Agreement by such Party have been duly authorized by all requisite corporate action.

(c)	It has the power and authority to execute and deliver this Agreement and perform its obligations hereunder and thereunder.

(d)	The execution, delivery and performance by such Party of this Agreement does not and will not conflict with or result in breach of the terms and provisions of any other agreement or constitute a default under (i) a loan agreement, guaranty, financing agreement, affecting a product or other agreement or instrument binding or affecting it or its property; (ii) the provisions of its charter or operative documents or bylaws; or (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound.

(e)	The execution, delivery and performance of this Agreement by such Party does not require the consent, approval or authorization of, or notice, declaration, filing or registration with, any governmental or regulatory authority in the Territory and the execution, delivery and performance of this Agreement does not violate any law, rule or regulation applicable to such Party. Notwithstanding the foregoing, Spectrum may be required to file notices with the necessary regulatory authorities to notify them of Spectrum’s ownership of the regulatory filings described in Article VI (A) (3).

(f)	This Agreement has been duly authorized, executed and delivered and constitutes such Party’s legal, valid, and binding obligation enforceable against it in accordance with their terms subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to the availability of particular remedies under general equity principles.

(g)	It shall comply with all applicable laws and regulations relating to its activities under this Agreement.

(h)	It is not debarred and has not and will not use in any capacity the services of any person debarred under subsections 306 (a) and (b), of the Generic Drug Enforcement Act of 1992. If at any time during the term of this Agreement this warranty is no longer accurate, the affected Party shall immediately notify the other and the Parties shall negotiate to resolve issues that may affect Spectrum’s ability to manufacture, have manufactured, use or sell Licensed Products.

B. EPRO Representations.

EPRO represents and warrants that, as of the Effective Date: (a) to the best of its knowledge, it is the owner of all right, title and interest in and to the Licensed Technology; (b) it has not received any written notice and, to the best of its knowledge, operating under the Licensed Technology does not infringe the proprietary rights of any Third Party; (c) there are no claims, judgments or settlements against or owed by EPRO, or pending or threatened claims, or litigation, relating to the Licensed Technology; (d) to the best of its knowledge, Exhibit A is a complete and accurate listing of all patents and patent applications subject to grant hereunder; (e) EPRO has not granted any right, license or interest in or to the Licensed Technology, or any portion thereof, inconsistent with the rights granted to Spectrum herein; (f) to the best of its knowledge, no Third Party has any right or authority to prohibit Spectrum from using the Licensed Technology in the Territory in any way; and (g) the exclusive rights of Wyeth to the Licensed Technology have been converted into non-exclusive rights and Wyeth has completely transferred to EPRO all of its rights in the regulatory filings made in the Territory related to the Licensed Technology, including, but not limited to, IND #32,487, NDA #’s 20-140 and 20-141 and the related orphan drug designations.

In the event an injunction is issued against Spectrum because of infringement of Third Party intellectual property rights, the parties will share liability for Spectrum’s expenses. If the injunction is not dissolved within three (3) months after issuance, then Spectrum shall be solely responsible for its legal expenses in attempting to dissolve such injunction thereafter.

C. Indemnification.

EPRO shall indemnify and hold Spectrum harmless from and against any liability, loss, cost, expense (including reasonable attorneys’ fees), damage, or penalty of any kind, on account of or resulting from (i) any breach by EPRO of its representations and warranties contained in this Article IV, (ii) any breach by EPRO of any covenant contained in this Agreement, and (iii) any claim or action for infringement of any Third Party intellectual property rights as a result of Spectrum’s operations under the Licensed Technology in the Territory in accordance with this Agreement claimed or issued before the Effective Date, except for claims by the University related to the patents listed in Schedule A of the University Agreement or claims by Wyeth related to the Licensed Technology, both of which shall be covered by this Article IV (C). EPRO’s liability under this paragraph IV(C)(iii) shall be limited to the amount of damages/royalties imposed on Spectrum by judgment or settlement upon the finding of infringement and shall be further limited to the amount of Fees (as hereinafter defined) paid by Spectrum to EPRO. EPRO shall have the right, at any time, to join negotiations with a Third Party whose intellectual property rights are alleged to be infringed or to take over negotiations with that Third Party if the scope of the alleged infringement is outside the scope of Spectrum’s operations under this Agreement. Any settlement of such alleged infringement shall be agreed to by both parties, which EPRO’s consent shall not be unreasonably withheld.

Spectrum shall indemnify EPRO and hold EPRO harmless from and against any liability, loss, cost, expense (including reasonable attorneys’ fees), damage, or penalty of any kind, on account of or resulting from (i) any breach by Spectrum of its representations and warranties contained in this Article IV and (ii) any breach by Spectrum of any covenant contained in this Agreement.

ARTICLE V - PAYMENTS AND REPORTS

A. Fees. In consideration for the license granted hereunder, Spectrum shall pay EPRO the following fees in U.S. Dollars (“Fees”):

(1) Up-Front and Progress Payments (all payments are one-time payments):

(a) Within thirty (30) days after NDA approval by the FDA for an injectable form of a the Licensed Product, a progress payment of one hundred thousand dollars ($100,000);

(b) Within thirty (30) days after NDA approval by the FDA of an oral form of a Licensed Product, a progress payment of two hundred thousand ($200,000).

(2) Royalties:

Spectrum shall pay EPRO, beginning with the first commercial sale of the Licensed Product in a particular country and expiring on the later of (a) the expiration of the last of the patents licensed hereunder issued in that country that includes a Valid Claim that would, in the absence of the license granted hereunder, be infringed by the sale of a Licensed Product, or (b) the expiration of all Regulatory Exclusivity Periods with respect to the Licensed Product in such country, royalties based on quantities of the Licensed Product sold by Spectrum, its Affiliates; and/or its Sublicensees in accordance with the following formula:

(a) Four and one-half percent (4 1/2%) of Net Sales of the Licensed Product for sales annually of up to and including twenty-five million dollars ($25,000,000);

(b) Five percent (5%) of Net Sales of the Licensed Product for sales annually between twenty-five million dollars ($25,000,000) and up to and including fifty million dollars ($50,000,000);

(c) Six percent (6%) of Net Sales of the Licensed Product for sales annually between fifty million dollars ($50,000,000) and up to and including one hundred million dollars ($100,000,000);

(d) Seven percent (7%) of Net Sales of the Licensed Product for sales annually of over one hundred million dollars ($100,000,000);

After Spectrum is no longer required to pay any royalty described under subparagraphs (a) through (d) above in a particular country in the Territory, then Spectrum shall pay EPRO a royalty of two (2%) percent of Net Sales of the Licensed Product in such country until a generic version of such Licensed Product is sold within such country.

(3) EPRO shall be responsible for any fees owed by Spectrum to the University pursuant to Articles III (A) (1) & (2) of the University Agreement. Therefore, Spectrum shall be able to deduct from any payments owed to EPRO under Articles V (A) (1) & (2) of this Agreement, any amounts owed to the University pursuant to Articles III (A) (1) & (2) of the University Agreement. Information regarding such deductions shall be included in the reports provided in Article (V) (B) below. In addition, in the situation where Spectrum owes an amount to the University pursuant to Articles III (A) (1) & (2) of the University Agreement, but Spectrum is unable to deduct it from a payment owed to EPRO, Spectrum shall provide EPRO with a report of such amount paid to the University and EPRO shall pay Spectrum such amount within thirty (30) days. EPRO shall not be responsible for any fees owed by Spectrum to the University pursuant to Article III (A) (3) of the University Agreement.

B. Reports and Remittances. Until such time as Spectrum, its Affiliates, its Sublicensees have sold all quantities of the Licensed Product subject to fee hereunder, Spectrum shall report in writing to EPRO within sixty (60) days after the end of each calendar quarter the quantities of each Licensed Product subject to fee hereunder that were sold by Spectrum, its Affiliates, its Sublicensees during said quarter and the calculation of the fees thereon. With said report Spectrum shall pay to EPRO the total amount of the said fees. If no Licensed Product subject to fee hereunder has been sold by Spectrum, its Affiliates, any Sublicensees during any such period, Spectrum shall so report in writing to EPRO within sixty (60) days after the end of such period. Reports, notices and other communications to EPRO hereunder shall be sent to:

Merck Eprova AG
Im Laternenacker 5
8200 Schaffhausen
Switzerland
Attention:	Martin Ulmann
General Manager
Fax:	++41(0)52 630 72 55

Each payment to EPRO hereunder shall be sent to EPRO under separate cover along with a copy of the relevant report to:

Merck Eprova AG
Im Laternenacker 5
8200 Schaffhausen
Switzerland
Attention:	Martin Ulmann
General Manager

Notices to Spectrum shall be sent to the address set forth above unless a different address is designated in writing by Spectrum.

C. Taxes. If laws, rules or regulations require withholding of income taxes or other rates imposed upon payments set forth in this Article V, Spectrum may make such withholding payments as required and subtract such withholding payments from the payments set forth in this Article V. Spectrum shall submit appropriate proof of payment of the withholding rates to EPRO within a reasonable period of time. Spectrum shall use efforts consistent with its usual business practices to ensure that any withholding taxes imposed are reduced as far as possible under the provisions of the current or any future double taxation treaties or agreements between foreign countries, and the Parties shall cooperate with each other with respect thereto, with the appropriate Party under the circumstances providing the documentation required under such treaty or agreement to claim benefits thereunder.

D. Records. Spectrum shall keep full, complete and proper records and accounts of all sales of Licensed Products by Spectrum, its Affiliates, and to the extent it acquires rights to do so, its Sublicensees, in accordance with GAAP, in sufficient detail and in the currencies in which the sale was made to enable the royalties payable on each Licensed Product to be determined. All such records, statements, reports and accounts referred to in this Article shall be retained for a period of three (3) years after the end of the period to which they apply.

E. Audit. If EPRO disagrees with a report provided by Spectrum, pursuant to Article V (B), EPRO, at its own expense, shall have the right, upon reasonable prior notice during regular business hours, to meet with Spectrum’s independent auditor to inspect and discuss the books and accounts of Spectrum or its Affiliates, related to the payment and calculation of royalties arising under this Agreement. After this inspection, if EPRO still disagrees with the report provided by Spectrum, with reasonable justification for such disagreement, EPRO, at its own expense, shall have the right, upon reasonable prior notice during regular business hours, to appoint independent auditors reasonably acceptable to Spectrum and have them during normal business hours, inspect the books and accounts of Spectrum or its Affiliates, related to the payment and calculation of royalties arising under this Agreement. Spectrum shall cooperate and cause Spectrum’s Affiliates, to cooperate with such auditors. The auditors performing the audit shall disclose to EPRO only information relating to the accuracy of records kept and the payments made, and shall be under a duty to keep confidential any other information obtained from such records. If any such audit establishes that Spectrum has underpaid or overpaid the amount due, Spectrum shall promptly pay any remaining amounts due as established by such audit or EPRO shall promptly refund any over payment. If the underpayment is by seven percent (7%) or more during any calendar year, Spectrum shall reimburse EPRO for the reasonable expenses of such audit.

ARTICLE VI - SPECTRUM DELIVERABLES

A. Government Approvals.

(1)	In consideration for the licenses granted hereunder, Spectrum, at its cost and expense, shall use commercially reasonable efforts to complete, file and actively pursue an NDA for one or more Licensed Products in the Territory. Spectrum shall use its commercially reasonable efforts to file a reasonable response to the most recent deficiency letter from the FDA for the NDA for the use of a Licensed Product for injection for methotrexate rescue within eighteen months (18) after signing of this Agreement.

(2)	The Parties shall form a committee with two (2) representatives each from both Parties in order to provide a forum whereby Spectrum can regularly update EPRO on the progress in developing the Licensed Product(s).

(3)	Any and all registrations and/or regulatory filings with the FDA or other appropriate regulatory agency in the Territory for the Licensed Products in the Field of Use will be filed in the name of Spectrum as the sponsor of the NDA or other appropriate registration in the Territory and shall be owned by Spectrum. In addition, any registrations and/or regulatory filings that have been previously filed shall be transferred and placed in the name of Spectrum and shall be owned by Spectrum.

(4)	It is the parties’ expectation that EPRO shall be permitted to make reference to and utilize the technical, manufacturing, safety and efficacy clinical data included in Spectrum’s application for the development and use of, and regulatory approval for, the manufacture, use and sale of Licensed Product except where such use of data would derogate from Spectrum’s exclusive rights in the Field of Use in the Territory. EPRO shall also be permitted such use of data outside the Field of Use in the Territory under the conditions described in the preceding sentence with the proviso that EPRO obtains Spectrum’s prior written consent and subject to Article II (D) of this Agreement.

B. Product Marketing. Spectrum will, at its expense and upon approval of the NDA for the Licensed Product, begin marketing efforts in the Territory to promote and sell the Licensed Product, and will provide EPRO marketing plans to that end on an annual basis.

C. Spectrum Efforts. Spectrum, its Affiliates, and/or its Sublicensees shall perform their obligations under the Agreement by expending their commercially reasonable efforts by exercising the same level of effort to promote, advertise and market Licensed Product as they expend for their other respective products with similar sales potential.

D. Non-Competition. Spectrum, and its Sublicensees will not, for a period of three (3) years from the first commercial sale of the Licensed Product, as long as the Agreement is in effect, introduce, market or sell in the Territory and in the same Field of Use any new product which is an isomeric form of leucovorin.

ARTICLE VII - INTELLECTUAL PROPERTY

A. Trademarks. EPRO shall have the right, in its sole discretion and at its own expense, to select and register such trademarks as it wishes to employ in connection with the sale of the Licensed Product outside the Field of Use throughout the Territory and EPRO shall have legal and equitable ownership of the entire right, title and interest in and to the trademarks and registrations EPRO elects to use. In the event that any trademarks applications are filed or registrations issued, EPRO hereby grants to Spectrum, for the term of this Agreement, a non-exclusive license to use such trademarks in connection with the promotion and sale of the Licensed Product in the Field of Use.

B. Prosecution of Patents. EPRO shall be solely responsible for preparing, prosecuting and maintaining the Licensed Patents, including payment of all necessary filing and maintenance fees.

(a) Each Party shall cooperate with the other Party to execute all required papers and instruments and to make all required oaths and declarations as may be necessary in the preparation and prosecution of all such patents and other applications and protections referred to in this Article.

(b) In the event that EPRO wishes to abandon any patent within the Licensed Patents, EPRO will offer to assign to Spectrum, free of charge, any such patent prior to effectuating the abandonment. Spectrum shall bear the costs connected with any assignment, and recordation thereof, hereunder.

ARTICLE VIII - ABATEMENT OF INFRINGEMENT

A. If at any time any Third Party shall infringe to a commercially substantial extent any patent licensed hereunder then Spectrum shall promptly inform EPRO of such infringement and EPRO shall, subject to Paragraph (C) of this Article, either (a) obtain a discontinuance of said infringing operations or (b) bring suit at its own expense against such infringer, bringing said suit in the name of EPRO and, if so required by the law of the forum, bringing suit in the name of Spectrum or joining Spectrum as a party plaintiff with EPRO. In such an event and until EPRO effectuates discontinuance of infringement, Spectrum’s applicable royalty rates shall be reduced to one third (1/3) of the rates indicated in Article V. Upon discontinuance of such infringement, Spectrum shall resume paying royalties at the rates indicated in Article V(A)(2). EPRO shall be entitled to receive and retain all recoveries from such infringement.

B. Spectrum shall have the right, in any suit brought by EPRO pursuant to paragraph (A) of this Article, to be represented at its own expense by counsel of its own selection to the extent of having access to full information and opportunity to be heard in the councils of EPRO.

C. In the event that EPRO neither brings suit against a Third Party as provided in paragraph (A) of this Article nor obtains a discontinuance of such infringing operations within six (6) months of the date of receipt of such notice, then Spectrum may at its election bring suit in its own name against such infringer. Should Spectrum bring suit in its own name, EPRO shall execute such legal papers necessary for the prosecution of such suit as may be requested by Spectrum, and Spectrum shall be liable for all costs and expenses of such litigation and shall be entitled to receive and retain all recoveries therefrom. During the pendency of such suit by Spectrum, and in the event of an adverse outcome of such suit, Spectrum’s royalty obligations shall be reduced as indicated in paragraph (A) of this Article or eliminated in the latter case.

D. If a Third Party makes or threatens against Spectrum, its Affiliates or its Sublicensees any claim of infringement of a patent right based upon the use of, or arising as a result of the exercise of the rights and licenses granted hereunder to the Licensed Technology (each an “Alleged Infringement”), Spectrum shall have the right to respond to and defend any and all such Alleged Infringements at its own cost and expense, and in its sole discretion. EPRO agrees to provide any necessary assistance that Spectrum may reasonably require in any such defense action for which Spectrum shall pay to EPRO a reasonable hourly rate of compensation. EPRO shall have the right, at its own expense, to retain counsel of its choice to represent it in any such defense action. Spectrum shall notify EPRO in writing and provide a copy of (i) any claim of Alleged Infringement filed with a court or governmental authority or (ii) any written notice of an Alleged Infringement from an attorney or law firm. Within a reasonable period of time in advance of any responsive deadline required by law or otherwise set forth in the claim or notice of Alleged Infringement, Spectrum shall notify EPRO in writing as to whether or not Spectrum intends to respond to such Alleged Infringement. In the event that Spectrum does not intend to respond to any such claim or notice or, if Spectrum, in its sole discretion, asks EPRO to respond to any such claim or notice, EPRO shall have the right, in its sole discretion, to respond to and litigate or settle such Alleged Infringement, in which case EPRO shall pay any and all future costs and expenses incurred by Spectrum in such action, and shall indemnify, defend and hold Spectrum, its Affiliates and its Sublicensees harmless from any future costs, expenses or liability respecting all such actions undertaken by EPRO. This Article VIII (D) shall not amend or reduce EPRO’s indemnification obligations under Article IV (C).

ARTICLE IX - TERMINATION

A. Termination. Unless terminated early in accordance with the provisions of this Agreement, the term of this Agreement shall endure on a Licensed Product-by-Licensed Product and country-by-country basis until the expiration of the obligation to pay royalties under Article V (A) (2) above applicable to such Licensed Product in such country. This Agreement shall expire in its entirety after the date that Spectrum no longer owes any royalties to EPRO under Article V (A) (2).

B. Early Termination by Spectrum. Spectrum shall have the unilateral right to terminate this Agreement, in its entirety or on a Licensed Product-by-Licensed Product or country-by-country basis, at any time for any reason upon prior written notice to EPRO given at least nine (9) months prior to the desired termination.

C. Early Termination by EPRO. EPRO shall have the unilateral right to terminate this Agreement, in its entirety upon prior written notice to Spectrum if Spectrum has failed to comply with the obligations laid down in Article VI (A) (1), provided that the non-performance is not due to (i) scientific, medical or technical issues arising in the development of the Licensed Product, including, without limitation, manufacturing issues, adverse clinical trial results or patient reactions, or a request by the FDA to conduct additional clinical trials with respect to the Licensed Product, (ii) circumstances beyond Spectrum’s control, (iii) an event of Force Majeure (as defined in Article XII), and/or (iv) the fault of EPRO.

D. Termination upon Breach. In the event that any stipulation or provision of this Agreement is materially breached by a Party, the other Party may terminate this Agreement upon ninety (90) days’ written notice to the breaching party. However, if such breach is corrected within the ninety (90) day period, and there are no unreimbursed damages resulting from the breach, this Agreement shall continue in force. A material breach by Spectrum of its obligations under Article VI (A) (1) shall be governed by Article IX (C).

E. Insolvency. Should a Party (1) become insolvent or unable to pay its debts as they mature, (2) make an assignment for the benefit of creditors, (3) permit or procure the appointment of a receiver for its assets, or (4) become the subject of any bankruptcy, insolvency or similar proceeding, then the other Party may at any time thereafter on written notice to the insolvent Party, effective forthwith, cancel this Agreement.

F. Effect of Termination.

(1)	Upon termination of this Agreement pursuant to Article IX (A), the licenses granted hereunder shall be considered fully-paid and Spectrum and its Sublicensees shall be free to continue to use the Licensed Technology and Documents to make, use and sell the Licensed Products without further financial obligations to EPRO hereunder. Other than rights intended to survive expiration, or royalties or fees that accrued during the term of the Agreement in accordance with Article V (A) (2), neither Party shall have any further rights or obligations upon the expiration of this Agreement.

(2)	Upon termination of this Agreement by EPRO pursuant to Articles IX (C), (D) or (E), or by Spectrum pursuant to Article IX (B), occurring prior to the regularly scheduled expiration date of this Agreement, (i) all rights and licenses granted by EPRO to Spectrum including any rights to the Licensed Product shall terminate and revert to EPRO and (ii) Spectrum shall return to EPRO or destroy at EPRO’ option all copies of the Licensed Know-How. The foregoing provisions shall also apply to the partial termination of this Agreement by Spectrum in accordance with Article IX (B), provided, however, that in such event: (1) only those rights that solely pertain to the Licensed Product and/or country being terminated would revert back to EPRO; (2) only copies of the Licensed Know-How that solely pertain to the Licensed Product and/or country being terminated would be returned or destroyed by Spectrum. Notwithstanding the foregoing, Spectrum shall retain its right, title and interest under Article II (B) in any Improvements made solely by Spectrum and in any Joint Inventions.

(3)	Upon any termination of this Agreement by Spectrum under Articles IX (D) or (E) occurring prior to the regularly scheduled expiration date of this Agreement, the license rights granted by EPRO to Spectrum contained in this Agreement shall continue in full force and effect, however, Spectrum’s obligations under this Agreement to pay royalties shall terminate.

G. Obligations of the Parties. The obligations of the Parties under Articles II (F), III (B), IV(C), V (A) (3), IX (F) & (G), and Articles VIII, XI, XIII and XV and any other provisions which are expressly indicated to survive expiration or termination, shall remain in effect upon any termination or expiration of this Agreement as shall Spectrum’s obligations under Articles V (A) (2) (a) - (d) for Licensed Products sold prior to such termination or expiration.

ARTICLE X - ASSIGNABILITY

Except for sublicensing rights as set forth in Article II (A) (2), this Agreement shall not be assignable in whole or part to any Third Party without the prior written consent of the other Party (such consent not to be unreasonably withheld), except, to a successor in interest pursuant to a merger, acquisition or sale of all or substantially all of the assignor’s assets to which this Agreement relates. Any attempted assignment in violation of this provision shall be null and void.

ARTICLE XI - APPLICABLE LAW

This Agreement is acknowledged to have been made in and shall be construed in accordance with the laws of Switzerland without regard to the principles thereof relating to the conflict of laws; provided that all questions concerning the construction or effect of patent applications and patents shall be decided in accordance with the laws of the country in which the particular patent application or patent concerned has been filed or granted, as the case may be.

ARTICLE XII - FORCE MAJEURE

Neither Party shall be responsible to the other for delay or failure in performance of any of the obligations imposed by this Agreement, provided such delay or failure shall be occasioned by a cause beyond the control of and without the fault or negligence of such Party, including fire, flood, explosion, lightning, windstorm, earthquake, subsidence of soil, failure of machinery or equipment or supply of materials, discontinuity in the supply of power, court order or governmental interference, civil commotion, riot, war, terrorism or terroristic threats, strikes, labor disturbances, transportation difficulties or labor shortage. Notwithstanding the aforesaid, if either Party fails to a substantial extent for at least six (6) months to fulfill any of its obligations under this Agreement, the other Party may terminate the Agreement.

ARTICLE XIII - DISPUTE RESOLUTION

In the event that a dispute arises between the Parties, the following procedures shall be followed:

A. Negotiations. In the event that any dispute may arise, the Parties shall first seek to resolve any disputes by negotiation among senior executives who have authority to settle the controversy, as follows:

(a)	Notification. When a Party believes there is a dispute relating to the Agreement, the Party will give the other Party written notice of the dispute.

(b)	Meeting Among Senior Executives. The senior executives shall meet at a mutually acceptable time and place within thirty (30) days after the date of the notice to exchange relevant information and to attempt to resolve the dispute.

(c)	Confidentiality. All negotiations are confidential, shall be treated as compromise and settlement negotiations, and neither party shall use information obtained during such negotiations in any subsequent dispute resolution proceeding.

B. Mediation. If the dispute has not been resolved within thirty (30) days after the date of the notice of a dispute, or if the Party receiving such notice fails or refuses to meet within such time period, either Party may initiate mediation of the dispute by sending the other Party a written request that the dispute be mediated. The Party receiving such a written request will promptly respond to the requesting Party so that both Parties can jointly select a neutral and impartial mediator and schedule the mediation session. The Parties shall mediate the dispute before a neutral, third-party mediator within thirty (30) days after the date of the written request for mediation.

C. Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach thereof, and not settled as described in Article XIII (A) or (B), shall be settled by arbitration in accordance with the Licensing Agreement Arbitration Rules of the International Chamber of Commerce, utilizing the laws of Switzerland, without giving effect to its conflicts of laws rules, and judgment upon the award rendered by the Arbitrator(s) may be entered in any Court having jurisdiction thereof. The situs of arbitration shall be Schaffhausen, Switzerland if initiated by Spectrum and Irvine, California if initiated by EPRO.

ARTICLE XIV - ADJUDICATION OF LICENSED PATENTS

Should any Licensed Patents be declared invalid or not infringed or limited in scope by a final decision (from which no appeal is or can be taken) of a court or other tribunal of competent jurisdiction in the country in which said patent was granted, then the construction placed upon the patent by said court or other tribunal shall be followed by the Parties from and after the date of entry of the decree of said court or tribunal and fees shall thereafter be payable to EPRO only in accordance with such construction.

ARTICLE XV - MISCELLANEOUS PROVISIONS

A. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law or in equity.

B. Except as required by law or the rules of the principal stock exchange on which the Party’s stock is traded, no Party shall originate any public statement, news release or other written public announcement, whether in the public press, stockholders’ reports, or otherwise, relating to this Agreement or to any sublicense hereunder, or to the performance hereunder or any such agreements, or use a Party’s name for any purpose, including, without limitation, in connection with the advertising or sale of Licensed Products, without the prior written approval of the other Party, such consent not to be unreasonably withheld. The Parties each agree to respond to each such request within five (5) business days of receipt of a request (unless a shorter period of time is necessary to comply with law). Notwithstanding anything to the contrary in this Agreement, each party shall be permitted to publicly disclose (i) the existence of this Agreement, (ii) that EPRO and Spectrum are the parties to this Agreement, and (iii) the Licensed Technology covered by this Agreement. In the case of unintentional public disclosure concerning this Agreement, any Licensed Product or any other subject matter hereof, the disclosing Party shall promptly inform the other Party of such disclosure and the other Party shall be entitled to make a public announcement regarding the subject matter of the disclosure. The other Party shall notify the disclosing Party of their intention to make such an announcement. Following a Party’s consent to or approval of the public announcement of any information pursuant to this Article, both Parties shall be entitled to make subsequent public announcements of such information without renewed compliance with this Article, unless the scope and/or duration of such consent or approval is expressly limited.

C. This Agreement embodies the entire understanding of the Parties and shall supersede all previous communications, representations, undertakings or agreements, between them, either verbal or written, relating to the subject matter hereof.

D. This Agreement shall be binding upon and enure to the benefit of the successors, permitted assignees and personal representatives of the Parties.

E. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provisions or provisions had never been contained herein.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement and have entered the Effective Date on the first page hereof.

Merck Eprova AG

By	/s/ Thomas Suter	By	/s/ Martin Ulmann
Title	Chief Financial Officer	Title	General Manager
Date	June 1, 2006	Date	June 1, 2006

Spectrum Pharmaceuticals, Inc.

		By	/s/ Rajesh C. Shrotriya
Rajesh C. Shrotriya, M.D.
		Title	Chairman, CEO & President
		Date	May 19, 2006

EXHIBIT A

Normal
Country	Patent No. (Patent Application No.)	Expiry Date (Filing Date)

PROCESS FOR SEPARATION OF FOLINIC ACID (INT. REF. 191)

The invention relates to a process for the preparation of (6S)-folinic acid and its salts, comprising recrystallization of alkaline-earth salts of (6R,S)-folinic acid and, where necessary, liberation of the acid from the alkaline-earth folinates and/or, where necessary, conversion into the alkali salts by at least one recrystallization in the presence of a base. and (6S)-folinic acid.

The invention additionally relates to the calcium-, magnesium-, potassium- and sodium-(6S)-folinates

Country	Application No	Patent No	Date of Grant	Expiration Date
Canada	566726	1 340 290	29/12/98	29/12/2015
USA (PCT)	07/294631	Abandoned
USA (Continuation)	07/668681	5 134 235	28/07/92	28/07/2009
USA (Cont./Div.)	07/896482	5 347 005	13/09/94	02/06/2012
USA (Cont./Div.)	08/275474
USA (Cont./Div.)	08/459692	6 160 116	12/12/00	12/12/2017

METHOD FOR THE PREPARATION OF TETRAHYDROFOLATES (INT. REF. 194)

The invention relates to a new process for the preparation of 5,10-methenyl-(6R)-, 5-formyl-(6S)- and/or 5-methyl-(6S)-tetrahydrofolic acid as well as of the salts thereof, characterized in that 5,10-methenyl-(6R,S)-tetrahydrofolic acid, the inner salt thereof and/or one of the salts thereof with strong acids, is subjected to diastereomer separation by fractional crystallization and, if desired, the resulting 5,10-methenyl-(6R)-tetrahydrofolic acid is converted by treatment with a hydrolysing agent into 5-formyl-(6S)-tetrahydrofolic acid or by treatment with a reducing agent into 5-methyl-(6S)-tetrahydrofolic acid, and/or a resulting free acid is converted into one of its salts by treatment with a base.

Country	Application No	Patent No	Date of Grant	Expiration Date
Canada	604256	1 339 675	17/02/98	17/02/2015
USA	373,007	5 006 655	09/04/91	29/06/2009

PROCESS FOR THE SEPARATION OF FOLINIC ACID (INT. REF. 195)

The invention relates to a method for the resolution of (6R,S)-folinates into their diastereomers, which comprises adding a water-soluble alkali metal, ammonium or alkaline earth metal salt of an inorganic or organic acid to an aqueous solution of (6R,S)-folinic acid, removing by filtration the salt which separates out, which consists predominately of the corresponding (6R)-folinate, and isolating the desired (6S)-folinate from the filtrate.

The resulting (6S)-folinates are valuable pharmaceuticals for the treatment of megaloblastic folic acid deficiency anemia, as antidote for enhancing the tolerability of folic acid antagonists, specifically of aminopterin, methotrexate and 5-fluorouracil in cancer therapy (leucovorin rescue) and the treatment of autoimmune diseases such as psoriasis and rheumatoid arthritis as well as for enhancing the tolerability of certain antiparasitics.

Country	Application No	Patent No	Date of Grant	Expiration Date
Canada	2002430-5	2 002 430	04/03/97	07/11/2009
USA	432,819	5 010 194	23/04/91	07/11/2009

EXHIBIT B

LICENSE AGREEMENT

THIS AGREEMENT, effective this 15th day of March, 2006, between the University of Strathclyde, a University incorporated by Royal Charter having its Principal Office at 16 Richmond Street, Glasgow, G1 1XQ, Scotland, United Kingdom (“Strathclyde”), and Targent Incorporated, a Delaware corporation with its principal place of business at 181 Cherry Valley Road, Princeton, New Jersey 08540, United States (“Targent”). Strathclyde and Targent may hereinafter each be referred to as a Party or collectively as the Parties.

W I T N E S S E T H, That:

WHEREAS, Strathclyde has certain patent rights relating to the Licensed Products (as hereinafter defined); and

WHEREAS, Targent desires to obtain a license under the Licensed Patents (as hereinafter defined) to undertake development of the Licensed Products for commercialization in the Territory (as hereinafter defined) after receipt of approval from the Food and Drug Administration (“FDA”) for the Licensed Products.

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, and other good and valuable consideration, the Parties agree as follows:

ARTICLE I - DEFINITIONS

As used in this Agreement the following terms, whether singular or plural, shall have the following meanings:

A. “Affiliate” shall mean any entity that owns or controls or is owned or controlled by a Party through ownership of more than fifty percent (50%) of the stock entitled to vote for election of directors of that Party or the maximum percentage of stock interest that a foreign investor may own, whether fifty percent or less, pursuant to the local laws, regulations or administrative orders of any country, provided the Party exercises a substantial control of general policy of the company.

B. “Net Sales” shall mean with respect to any period for any country in the Territory, the gross receipts, by Targent or its Sublicensees, as applicable, from unrelated Third Parties for sales of Licensed Product, less the following deductions if actually allowed and allocable to Licensed Product: (i) discounts, credits, rebates, allowances, adjustments, rejections, recalls, and returns for which the customer has been credited as customary to the industry; (ii) trade, quantity, or cash discounts or rebates customary to the industry and actually allowed, given or accrued (including, but not limited to, cash, governmental and managed care rebates, hospital or other buying group charge backs, and governmental taxes in the nature of a rebate based on usage levels or sales of the Licensed Product); (iii) sales, excise, turnover, inventory, value-added, and similar taxes assessed on the sale of the Licensed Product; (iv) actual transportation, distribution, importation, insurance and other handling fees; (v) transfers or dispositions of Licensed Product for charitable, promotional (including samples), or regulatory purposes, and (vi) sales or transfers of Licensed Product among Targent’s Sublicensees provided that a royalty on that Licensed Product is paid to Strathclyde upon its sale by Targent or its Sublicensee to a Third Party. For the avoidance of doubt, for each Licensed Product the Net Sales shall be calculated only once for the first sale of such Licensed Product by Targent or its Sublicensees, as the case may be. A sale of Licensed Products by Targent or its Sublicensees to a wholesaler, distributor or any other Third Party shall be regarded as the first sale of the Licensed Product for the purpose of calculating Net Sales.

C. “Effective Date” shall mean the date indicated first above as the effective date of this Agreement.

D. “License” shall mean the license granted pursuant to Article II of this Agreement.

E. “Licensed Patents” shall mean those patents and patent applications in existence as of the Effective Date and listed in Schedule A, and any divisions, re-issues, continuations and continuations-in-part or their equivalents, and the foreign equivalents thereof in the Territory.

F. “Licensed Product” shall mean any product made, have made, imported, used, sold, or otherwise disposed of:

i)	which falls within the scope of any claim of any of the unexpired Licensed Patents;

ii)	the manufacture of which requires use of the Licensed Patents; or

iii)	which would, but for the License granted herein, otherwise directly infringe, contributorily infringe or induce the infringement of any of the Licensed Patents.

G. “Territory” shall mean North America (namely, the United States and its territories and protectorates, Canada and Mexico).

H. “NDA” shall mean a New Drug Application, as defined in the United States Food, Drug & Cosmetic Act and applicable regulations promulgated thereunder, as amended from time to time, to obtain approval from the FDA for commercial sale of a Licensed Product.

I. “Third Party” shall mean any person or entity other than a Party or Sublicensee.

J. “Sublicensee” shall mean any person or entity Targent has a sublicense relationship with in respect of the Licensed Patents.

ARTICLE II - GRANT OF LICENSE.

A. Grant of License.

As of the Effective Date of this Agreement, Strathclyde hereby grants to Targent during the term of this Agreement and subject to the terms hereof,

(1) an exclusive license (even as to Strathclyde) under the Licensed Patents to make, have made, import, use and sell the Licensed Products in the Territory;

(2) the right to grant sublicenses to Sublicensees under this Agreement of no greater scope than the License granted thereunder to Targent and provided that the Sublicensee is subject to the licensee obligations under this Agreement.

B. Strathclyde shall have the right to license the Licensed Patents to a Third Party or Third Parties for use outside the Territory. Targent may approach Strathclyde at any time if it wishes a license to the Licensed Patents outside the Territory.

C. Non-Assert Provision.

During the term of this Agreement Strathclyde will not,

(1) assert any of the Licensed Patents to prevent the importation, use or sale of the Licensed Products in the Territory by any Third Party obtaining Licensed Product from Targent or its Sublicensees pursuant to this Agreement; nor

(2) assert any other patent or patent application now or hereafter controlled (in the sense of having the right to grant licenses or sublicenses) by Strathclyde to prevent the importation, use or sale of the Licensed Product in the Territory by any Third Party obtaining Licensed Product from Targent or its Sublicensees pursuant to this Agreement.

ARTICLE III - PAYMENTS AND REPORTS

A. Fees. In consideration for the license granted hereunder, Targent shall pay Strathclyde the following fees in U.S. Dollars (“Fees”):

(1)	Progress Payment (a one-time payment):

Within thirty (30) days after NDA approval for the first Licensed Product, a payment of fifty thousand dollars ($50,000).

(2)	Royalties:

(i) Targent shall pay Strathclyde, one percent (1%) of Net Sales of Licensed Product sold in the Territory solely for use in methotrexate therapy from the Effective Date to the date of expiration of Targent’s marketing exclusivity based on the orphan drug designation of methotrexate use for the Licensed Product.

(ii) Targent shall pay Strathclyde, one percent (1%) of Net Sales of Licensed Product sold in the Territory for uses other than methotrexate therapy where such uses would, in the absence of the licenses granted herein, infringe one or more claims of one or more of the Licensed Patents in force in that part of the Territory. For the avoidance of doubt, no royalties shall be payable after the expiration of the exclusivity based on the orphan drug designation for each other use. For the further avoidance of doubt, in respect of sales of Licensed Product for the treatment of colorectal cancer sold in the USA after the date of expiration of U.S. Patent 6,849,628 no royalties shall be payable.

(3)	Targent shall reimburse Strathclyde for the maintenance fees incurred by Strathclyde for the Licensed Patents during the term of this Agreement.

If Targent defaults in payment of any fees payable hereunder for more than forty-five (45) days, then without prejudice to Strathclyde’s other rights and remedies the outstanding amount shall bear interest at the rate of 2% per annum over the base lending rate from time to time of the Royal Bank of Scotland plc from the due date until payment is made.

B. Reports and Remittances. Until such time as Targent and any Sublicensee has sold all quantities of the Licensed Product subject to fee hereunder, Targent shall report in writing to Strathclyde within forty-five (45) days after the end of each calendar quarter the quantities of Licensed Product subject to fee hereunder that were sold by Targent and any Sublicensee during said quarter and the calculation of the fees thereon. With said report Targent shall pay to Strathclyde the total amount of the said fees. If no Licensed Product subject to fee hereunder has been sold by Targent or any Sublicensee during any such period, Targent shall so report in writing to Strathclyde within forty-five (45) days after the end of such period. Each payment and report and all other reports, notices and other communications to Strathclyde hereunder shall be sent to:

University of Strathclyde
Research and Consultancy Services
50 George Street, Glasgow, G1 1ZE,
Scotland, United Kingdom
Attention: The Director

Notices to Targent shall be sent to the address set forth above unless a different address is designated in writing by Targent.

C. Taxes. If laws, rules or regulations require withholding of income taxes or other rates imposed upon payments set forth in this Article III, Targent may make such withholding payments as required and subtract such withholding payments from the payments set forth in this Article III. Targent shall submit appropriate proof of payment of the withholding rates to Strathclyde within a reasonable period of time. Targent shall use efforts consistent with its usual business practices to ensure that any withholding taxes imposed are reduced as far as possible under the provisions of the current or any future double taxation treaties or agreements between foreign countries, and the Parties shall cooperate with each other with respect thereto, with the appropriate Party under the circumstances providing the documentation required under such treaty or agreement to claim benefits thereunder.

D. Records. Targent shall keep, and require each Sublicensee to keep, adequate records in accordance with GAAP in sufficient detail and in the currencies in which the sale was made to enable the fees payable by Targent hereunder to be determined. All such records shall be retained for three (3) years after the end of the period to which they pertain.

E. Audit. If Strathclyde disagrees with a report provided by Targent pursuant to Article III (B), Strathclyde, at its own expense, shall have the right, upon reasonable prior notice during regular business hours, to meet with Targent’s independent auditors to inspect and discuss the books and accounts of Targent, related to the payment and calculation of royalties arising under this Agreement. After this inspection, if Strathclyde still disagrees with the report provided by Targent, with reasonable justification for such disagreement, Strathclyde, at its own expense, shall have the right, upon reasonable prior notice during regular business hours, to appoint independent auditors reasonably acceptable to Targent and have them inspect the books and accounts of Targent during normal business hours, related to the payment and calculation of royalties arising under this Agreement. The auditors performing the audit shall disclose to Strathclyde only information relating to the accuracy of records kept and the payments made, and shall be under a duty to keep confidential any other information obtained from such records. If any such audit establishes that Targent or any Sublicensee has underpaid or overpaid the amount due, Targent shall promptly pay any remaining amounts due as established by such audit or Strathclyde shall promptly refund any over payment. If the underpayment is by six percent (6%) or more during any calendar year, Targent shall reimburse Strathclyde for the reasonable expenses of such audit.

Targent shall secure the right to audit its Sublicensees and shall report to Strathclyde the results of any such audit related to the payment and calculation of royalties arising under each sublicense.

ARTICLE IV - TARGENT DELIVERABLES

A. Government Approvals. In consideration for the licenses granted hereunder, Targent will, at its cost and expense, seek all governmental approvals required for the making, marketing and sale of Licensed Product in the Territory as soon as practicable. Any and all registrations with the FDA for Licensed Product will be filed in the name of Targent and shall be owned by Targent.

B. Product Marketing. Targent will, at its expense and upon approval of the NDA for the Licensed Product, begin marketing efforts in the Territory to promote and sell the Licensed Product and will require its Sublicensees to take all reasonable steps to promote and sell the Licensed Product.

C. Targent Efforts. Targent shall perform its obligations under the Agreement by expending its commercially reasonable efforts by exercising the same level of effort to promote, advertise and market Licensed Product as it expends for its other respective products with similar sales potential.

ARTICLE V - INTELLECTUAL PROPERTY

Prosecution of Patents. Strathclyde shall be solely responsible for preparing, prosecuting and maintaining the Licensed Patents, including payment of all necessary filing and maintenance fees.

In the event that Strathclyde wishes to abandon any patent within the Licensed Patents, Strathclyde will offer to assign to Targent, free of any charge or royalty, any such patent prior to effectuating the abandonment. Targent shall bear the costs connected with any assignment, and recordation thereof, hereunder.

ARTICLE VI - THIRD PARTY ACTIONS

A. If at any time any Third Party shall infringe to a commercially substantial extent any patent licensed hereunder then Targent shall promptly inform Strathclyde of such infringement and Strathclyde and Targent shall, subject to Paragraph (B) of this Article, either (a) obtain a discontinuance of said infringing operations or (b) bring suit at their own expense against such infringer, bringing said suit in the name of Strathclyde and, if so required by the law of the forum, bringing suit in the name of Targent or joining Targent as a party plaintiff with Strathclyde. Strathclyde and Targent shall be entitled to receive their reasonable costs of litigation, Strathclyde shall retain one percent (1%) of the Net Sales of infringing products according to the formula described in Article III(A)(2) and Targent shall receive the remainder of all recoveries from such infringement.

B. In the event that Strathclyde does not participate in such a suit against a Third Party as provided in paragraph (A) of this Article, then Targent may at its election bring suit in its own name against such infringer. Should Targent bring suit in its own name, Strathclyde shall execute such legal papers necessary for the prosecution of such suit as may be requested by Targent. Targent shall be liable for all reasonable costs and expenses of such litigation and shall be entitled to receive and retain all recoveries therefrom provided it shall pay to Strathclyde royalties at the rate of 1% in respect of such recoveries, according to the formula described in Article III(A)(2) (after Targent’s reasonable expenses of such litigation).

C. If a Third Party makes or threatens against Targent or its Sublicensees any claim of infringement of a patent right based upon the use of, or arising as a result of the exercise of the rights and licenses granted hereunder to the Licensed Patents (each an “Alleged Infringement”), Targent shall have the right to respond to and defend any and all such Alleged Infringements at its or their own cost and expense, and in its or their sole discretion. Strathclyde shall provide any necessary assistance that Targent may reasonably require in any such defense action. Strathclyde shall have the right, at its own expense, to retain counsel of its choice to represent it in any such defense action. Targent shall notify Strathclyde in writing and provide a copy of (i) any claim of Alleged Infringement filed with a court or governmental authority or (ii) any written notice of an Alleged Infringement from an attorney or law firm.

In the event an injunction is issued against Targent because of infringement of Third Party intellectual property rights, the Parties will confer to decide their future course of action regarding Licensed Products and sharing liability for Targent’s expenses.

ARTICLE VII - TERMINATION

A. Termination. Unless terminated earlier as hereinafter provided, and subject to the provisions of paragraph (B) of this Article, this Agreement shall terminate upon the expiration of the last of the patents licensed hereunder.

B. Early Termination by Targent. Targent may terminate this Agreement at any time by giving Strathclyde at least six (6) months’ advance written notice. Upon such early termination, all rights granted to Targent under Article II shall revert to Strathclyde.

C. Termination upon Breach. In the event that any stipulation or provision of this Agreement is materially breached by a Party, the other Party may terminate this Agreement upon forty-five (45) days’ written notice to the breaching Party. However, if such breach is corrected within the forty-five (45) day period, and there are no unreimbursed damages resulting from the breach, this Agreement shall continue in force. For purposes of this Agreement, it is not a “material breach” of this Agreement by Targent if the development or commercialization of a Licensed Product is delayed due to the following: (i) scientific, medical or technical reasons; (ii) circumstances beyond the control of Targent; (iii) government reimbursement issues; or (iv) the fault of Strathclyde.

D. Insolvency. Should Targent (1) become insolvent or unable to pay its debts as they mature, or (2) make an assignment for the benefit of creditors, or (3) permit or procure the appointment of a receiver for its assets, or (4) become the subject of any bankruptcy, insolvency or similar proceeding, then Strathclyde may at any time thereafter on written notice to Targent, effective forthwith, cancel this Agreement and any sublicenses granted by Targent pursuant to this Agreement.

E. Effect of Termination. Upon termination of this Agreement pursuant to Article VII(A), the licenses granted hereunder shall be considered fully-paid and Targent and its Sublicensees shall be free to continue to make, import, use and sell the Licensed Product without further financial obligation to Strathclyde hereunder. Other than rights intended to survive expiration, or royalties or fees that accrued during the term of the Agreement in accordance with Article III(A), neither Party shall have any further rights or obligations upon the expiration of this Agreement. Upon termination of this Agreement by Strathclyde pursuant to Articles VII(C) or (D), or by Targent pursuant to Article VII(B), occurring prior to the regularly scheduled expiration date of this Agreement, all rights and licenses granted by Strathclyde to Targent shall terminate and revert to Strathclyde. Upon any termination of this Agreement by Targent under Article VII(C) because of Strathclyde’s breach occurring prior to the regularly scheduled expiration date of this Agreement, the license rights granted by Strathclyde to Targent contained in this Agreement shall continue in full force and effect, however, Targent’s obligations under this Agreement to pay royalties shall terminate. Obligations of the Parties under Articles VII(E) and X(C) and Articles I, IX, XII, XIV and XV and any other provisions which are expressly indicated to survive expiration or termination, shall remain in effect upon any termination or expiration of this Agreement as shall Targent’s obligations under Articles III(A)(2) for Licensed Products sold prior to such termination or expiration.

For the avoidance of doubt, no additional royalties or fees of any kinds shall be payable to Strathclyde after the date of expiration of Targent’s marketing exclusivity based on the orphan drug designation of methotrexate rescue for the Licensed Product, except those accrued during the term of the Agreement in accordance with Article III(A)(2).

ARTICLE VIII - ASSIGNABILITY

This Agreement shall not be assignable in whole or in part to any Third Party without the prior written consent of the other Party (such consent not to be unreasonably be withheld), except to a successor in interest pursuant to a merger, acquisition or sale of all or substantially all of the assignor’s assets to which this Agreement relates. Any attempted assignment in violation of this provision shall be null and void.

ARTICLE IX - APPLICABLE LAW

This Agreement shall in all respects be construed and interpreted in accordance with, and governed by, the Law of England, and the parties subject to the jurisdiction of the English Courts provided that all questions concerning the construction or effect of patent applications and patents shall be decided in accordance with the laws of the country in which the particular patent application or patent concerned has been filed or granted, as the case may be.

ARTICLE X - REPRESENTATIONS, WARRANTIES, AND INDEMNIFICATION

A. Mutual Representations. Each of the Parties represents and warrants that:

(a)	It is a corporation or entity duly organized and validly existing under the laws of the country, state or other jurisdiction of its incorporation or formation.

(b)	The execution, delivery, and performance of this Agreement by such Party have been duly authorized by all requisite corporate action.

(c)	It has the power and authority to execute and deliver this Agreement and perform its obligations hereunder.

(d)	The execution, delivery and performance by such Party of this Agreement does not and will not conflict with or result in breach of the terms and provisions of any other agreement or constitute a default under (i) a loan agreement, guaranty, financing agreement, affecting a product or other agreement or instrument binding or affecting it or its property; (ii) the provisions of its charter or operative documents or bylaws; or (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound.

(e)	The execution, delivery and performance of this Agreement by such Party does not require the consent, approval or authorization of, or notice, declaration, filing or registration with, any governmental or regulatory authority in the Territory and the execution, delivery and performance of this Agreement do not violate any law, rule or regulation applicable to such Party.

(f)	This Agreement has been duly authorized, executed and delivered and constitutes such Party’s legal, valid, and binding obligation enforceable against it in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to the availability of particular remedies under general equity principles.

(g)	It shall comply with all applicable laws and regulations relating to its activities under this Agreement.

B. Strathclyde Representations

Strathclyde represents and warrants that, as of the Effective Date: (a) it is the owner of all right, title and interest in and to the Licensed Patents; (b) it has not received any written notice and, to the best of its knowledge, operating under the Licensed Patents does not infringe the proprietary rights of any Third Party; (c) there are no claims, judgments or settlements against or owed by Strathclyde, or pending or threatened claims, or litigation, relating to the Licensed Patents; (d) Schedule A is a complete and accurate listing of all patents and patent applications subject to grant hereunder; and (e) it has not granted any right, license or interest in or to Licensed Patents inconsistent with the rights granted to Targent herein.

C. Indemnification

Strathclyde shall indemnify and hold Targent and its Sublicensees harmless from and against any direct liability, loss, cost, expense (including reasonable attorneys’ fees), damage, or penalty of any kind, on account of or resulting from (i) any breach by Strathclyde of its representations and warranties contained in this Article X, (ii) any breach by Strathclyde of any covenant contained in this Agreement, and (iii) any claim or action for infringement of any Third Party intellectual property rights as a result of Targent’s operations under the Licensed Patents in the Territory in accordance with this Agreement. Strathclyde’s liability under this Article X(C)(iii) shall be limited to the amount of damages/royalties imposed on Targent by judgment or settlement upon the finding of infringement or upon a negotiated license and shall be further limited to the amount of Fees paid by Targent to Strathclyde. Strathclyde shall have the right, at any time, to join negotiations with a Third Party whose intellectual property rights are alleged to be infringed or to take over negotiations with that Third Party if the scope of the alleged infringement is outside the scope of Targent’s operations under this Agreement.

Targent shall indemnify and shall impose a corresponding indemnity on its Sublicensees to indemnify Strathclyde and hold Strathclyde harmless from and against any direct liability, loss, cost, expense (including reasonable attorneys’ fees), damage, or penalty of any kind, on account of or resulting from (i) any breach by Targent or its Sublicensees, as the case may be, of its or their representations and warranties contained in this Article X and (ii) any breach by Targent or its Sublicensees, as the case may be, of any covenant contained in this Agreement.

ARTICLE XI - FORCE MAJEURE

Neither Party shall be responsible to the other for delay or failure in performance of any of the obligations imposed by this Agreement, provided such delay or failure shall be occasioned by a cause beyond the control of and without the fault or negligence of such Party, including fire, flood, explosion, lightning, windstorm, earthquake, subsidence of soil, failure of machinery or equipment or supply of materials, discontinuity in the supply of power, court order or governmental interference, civil commotion, riot, war, terrorism or terroristic threats, strikes, labor disturbances, transportation difficulties or labor shortage.

ARTICLE XII - DISPUTE RESOLUTION.

In the event that a dispute arises between the Parties, the following procedures shall be followed:

A. Negotiations. In the event that any dispute may arise, the Parties shall first seek to resolve any disputes by negotiation among senior executives who have authority to settle the controversy, as follows:

(d)	Notification. When a Party believes there is a dispute relating to the Agreement, the Party will give the other Party written notice of the dispute.

(e)	Meeting Among Senior Executives. The senior executives shall meet (either in person or via a video or telephone conference) at a mutually acceptable time and place within thirty (30) days after the date of the notice to exchange relevant information and to attempt to resolve the dispute.

(f)	Confidentiality. All negotiations are confidential, shall be treated as compromise and settlement negotiations, and neither Party shall use information obtained during such negotiations in any subsequent dispute resolution proceeding.

B. Mediation. If the dispute has not been resolved within thirty (30) days after the date of the notice of a dispute, or if the Party receiving such notice fails or refuses to meet within such time period, either Party may initiate mediation of the dispute by sending the other Party a written request that the dispute be mediated. The Party receiving such a written request will promptly respond to the requesting Party so that both Parties can jointly select a neutral and impartial mediator and schedule the mediation session. The Parties shall mediate the dispute before a neutral, third-party mediator within thirty (30) days after the date of the written request for mediation.

C. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, and not settled as described in this Article XII (A) or (B), shall be settled by arbitration in accordance with the Licensing Agreement Arbitration Rules of the International Chamber of Commerce, utilizing the laws of England. The situs of arbitration shall be Glasgow, Scotland if initiated by Targent and Princeton, New Jersey if initiated by Strathclyde.

ARTICLE XIII - ADJUDICATION OF LICENSED PATENTS

Should any Licensed Patents be declared invalid or not infringed or limited in scope by a final decision (from which no appeal is or can be taken) of a court or other tribunal of competent jurisdiction in the country in which said patent was granted, then the construction placed upon the patent by said court or other tribunal shall be followed by the Parties from and after the date of entry of the decree of said court or tribunal and fees shall thereafter be payable to Strathclyde only in accordance with such construction.

ARTICLE XIV - CONFIDENTIALITY

The Parties contemplate that during the course of their relationship it may be necessary for Targent to provide Strathclyde with certain confidential information (including financial and sales data not otherwise available to the public) to facilitate the performance of its obligations pursuant to this Agreement. Confidential information received from Targent shall be maintained by Strathclyde in confidence and reasonable and prudent practices shall be followed to maintain the information in confidence and shall be used only for the purpose of and in connection with its performance under this Agreement. The obligation to maintain information in confidence shall survive this Agreement or termination thereof for any reason for a period of seven (7) years thereafter.

ARTICLE XV - MISCELLANEOUS PROVISIONS

A. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law or in equity.

B. Except as may be required by law, rule or regulation that applies to that party, neither Strathclyde nor Targent shall make any public statement or other disclosure of the existence or terms of this Agreement without the express prior written consent of the other Party as to the nature and substance of such statement or other disclosure.

C. This Agreement embodies the entire understanding of the Parties and shall supersede all previous communications, representations, undertakings or agreements, between them, either verbal or written, relating to the subject matter hereof.

D. This Agreement shall be binding upon and inure to the benefit of the successors, permitted assignees and personal representatives of the Parties.

E. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provisions or provisions had never been contained herein.

IN WITNESS WHEREOF, the Parties have executed this Agreement and have entered the effective date on the first page hereof.

University of Strathclyde

By
Title	Deputy Director, Head of Grants and Contracts Section
Date

Targent Incorporated

By
Title	President
Date

SCHEDULE A

	Patent No.	Normal Expiry Date
Country	(Patent Application No.)	(Filing Date)
USA	4,959,472	25th September 2007
	(07/403,917)	(1st September 1989)

USA	6,500,829	31st December 2019
	(08/426,458)	(18th April 1995)

USA	6,849,628	11th May 2008
	(10/228,820)	(27th August 2002)

Canada	1,339,368	26th August 2014
	(546105)	(3rd September 1987)